Exhibit 10.4

EMPLOYMENT AGREEMENT

(NORMAN C. PAYSON)

EMPLOYMENT AGREEMENT (this “Agreement”) dated November 21, 2008 by and between Apria Healthcare Group Inc., a Delaware corporation (the “Company”), BP Healthcare Holdings LLC, a Delaware limited liability company (“BP Healthcare”) and Norman C. Payson (“Executive”).

WHEREAS, the Company and its subsidiaries and the Company’s parent, Sky Acquisition LLC, a Delaware limited liability company (“Holdings”), desire to employ Executive, with the Company desiring to enter into an agreement embodying the terms of such employment;

WHEREAS, Executive desires to accept such employment and enter into such an agreement;

NOW THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment. Subject to the provisions of Section 7 of this Agreement, Executive shall be employed by the Company and certain of its affiliates for a period commencing on October 28, 2008 (the “Effective Date”) and ending on the fourth anniversary of the Effective Date on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing on the fourth anniversary and on each anniversary thereafter (each an “Extension Date”), the term of this Agreement shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto 60 days prior Notice before the next Extension Date that the Employment Term shall not be so extended (the period of such employment to be called the “Employment Term”).

2. Position.

(a) During the Employment Term, Executive shall serve as the Chief Executive Officer of the Company and Holdings. In such position, Executive shall report directly to the Board of Directors of the Company (the “Board”) and the board of directors of Holdings (the “Holdings Board”) and have such duties and authority as shall be determined from time to time by the Board consistent with such title, duties and responsibilities including reporting responsibilities. Executive shall also serve as Executive Chairman of the Board and as the Chairman of the Holdings Board without additional compensation.

(b) During the Employment Term, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive, (i) from engaging in charitable and civic activities, including accepting appointment to or continuing to serve on any board of directors or trustees of any charitable organization or (ii) subject to the prior approval of the Board, from accepting any new appointment to or continuing to serve within six months after the Effective Date on any board of directors or trustees of any business corporation; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 8. During the Employment Term, Executive will maintain principal offices in California and New Hampshire.

(c) Change in Position from Chief Executive Officer. In the event that Executive resigns, or is terminated or removed by the Company and/or Holdings, as applicable, from the position of Chief Executive Officer of the Company and/or Holdings, but the party initiating such action notifies the other party in writing that it desires Executive to continue to serve as the Executive Chairman of the Board and the Chairman of the Holdings Board, then the parties shall execute and deliver (i) an agreement terminating this Agreement (and ending the Employment Term) and (ii) the Services Agreement (the “Services Agreement”) attached as Exhibit A to govern their rights following such change. Notwithstanding anything to the contrary in this Agreement, any such resignation by Executive shall not constitute “Cause” and any such termination or removal by the Company shall not constitute “Constructive Termination” (each as defined below). For the avoidance of doubt, any action by the Company to reduce Executive’s Base Salary and/or Target Annual Bonus (each as defined below) in connection with any such resignation, termination or removal from the positions of Chief Executive Officer of the Company and/or Holdings pursuant to the terms of this Section 2(c) shall not constitute Constructive Termination for purposes of this Agreement or any other agreement, plan or arrangements among Executive, on the one hand, and the Company and/or its affiliates, on the other hand.

3. Compensation.

(a) Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $750,000, payable in regular installments in accordance with the Company’s usual payment practices. Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time in the sole discretion of the Board; provided that Executive’s Base Salary (as defined below) may be modified in connection with any change in employment status or position pursuant to the terms of Section 2(c) herein. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

(b) Annual Bonus. During each full fiscal year during the Employment Term, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) in such amount, if any, as may be determined in the sole discretion of the Board in accordance with the provisions of Appendix A attached hereto, based on the achievement of performance objectives and targets adopted by the Board, in consultation with Executive, within the first three months of each fiscal year during the Employment Term. With respect to each full fiscal year during the Employment Term, Executive shall be eligible to earn a target Annual Bonus of 100 percent (100%) of Executive’s Base Salary (the “Target Annual Bonus”) and a maximum Annual Bonus of 200 percent (200%) of Executive’s Base Salary; provided that Executive’s Target Annual Bonus may be modified in connection with any change in employment status or position pursuant to the terms of Section 2(c) herein. The Annual Bonus, if any, shall be paid to Executive within two and one-half (2.5) months after the end of the applicable fiscal year.

4. Equity Arrangements. Simultaneously with the execution of this Agreement, BP Healthcare and the Company are entering into arrangements with regard to Executive’s equity investment in BP Healthcare.

5. Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans (other than annual bonus and incentive plans) as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company; provided that Executive’s participation in such benefits may be modified in connection with any change in employment status or position pursuant to the terms of Section 2(c) herein.

6. Business Expenses. During the Employment Term and in accordance with Company policy, Executive shall be entitled to be reimbursed for reasonable and customary business expenses incurred in connection with the performance of services hereunder, including expenditures for his private airplane operating expenses, including travel between principal offices and other business travel, lodgings and meals. For the avoidance of doubt, the reimbursement for private airplane operating expenses shall not exceed $1.55 million annually.

7. Termination. The Employment Term and Executive’s employment hereunder may be terminated by the Company at any time and for any reason upon Notice to Executive and by Executive upon at least 60 days’ advance Notice of any such resignation of Executive’s employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.

(a) By the Company with Cause or By Executive Other Than as a Result of a Constructive Termination.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company with Cause and shall terminate automatically upon the effective date of Executive’s resignation other than as result of a Constructive Termination (as defined in Section 7(c)(ii)).

(ii) For purposes of this Agreement, “Cause” shall mean (A) Executive’s willful and continued failure to substantially perform Executive’s duties to the Company or any of its subsidiaries or affiliates (other than as a result of total or partial incapacity due to physical or mental illness or as a result of Executive resigning as Chief Executive Officer of the Company) which failure has continued for a period of at least 20 days following delivery to Executive of written demand by the Company or any of its subsidiaries or affiliates specifying the manner in which Executive has willfully failed to so perform; (B) Executive’s engagement in fraud or willful dishonesty (other than dishonesty that has no material detrimental impact on the reputation or business of the Company and its affiliates); (C) any act on the part of Executive that constitutes a felony (other than traffic offenses), or its equivalent under applicable non-U.S. law (provided that if Executive’s employment is terminated for “Cause” as a result of any such act, but is not convicted in respect of, and does not plead guilty or nolo contendere to, the applicable conduct before a court of competent jurisdiction, then the Company shall have the burden of establishing by clear and convincing evidence that such conduct occurred and could reasonably be expected to have a material detrimental impact on the reputation or business of the Company and its affiliates (and the failure to so satisfy such burden shall result in the termination of Executive’s employment being without Cause) or (D) Executive’s material breach of the provisions of Sections 8 or 9; provided, further, that “Cause” shall cease to exist for an event on the 90th day following the later of its occurrence or the knowledge thereof by a majority of the Board, unless the Company or any of its subsidiaries or affiliates has given Executive written notice thereof prior to such date. A termination of Executive shall not be deemed with Cause unless and until there shall have been delivered to Executive a copy of a finding duly approved by a majority of the entire membership of the Board (not including Executive), concluding that, in the good faith opinion of such majority, Executive has engaged in the conduct described in one or more of the clauses above, specifying the particulars thereof in reasonable detail and demonstrating that no cure by Executive was effected following giving Executive 20 days to cure the negative impact of such conduct after written notice by the Company or any of its subsidiaries or affiliates to Executive of such conduct, or, in the Board’s good faith reasonable judgment, no cure was possible.

(iii) If Executive’s employment is terminated by the Company with Cause, or if Executive resigns other than as a result of a Constructive Termination, Executive shall be entitled to receive:

(A) the Base Salary accrued through the date of termination, payable within fifteen days following the date of such termination;

(B) any Annual Bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 4 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company, in which case such amount shall be paid in full at the earliest such time as is provided under such arrangement); and

(C) such fully vested and non-forfeitable Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (C) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company with Cause or resignation by Executive other than as a result of a Constructive Termination, except as set forth in this Section 7(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(b) Disability or Death.

(i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated, after providing Executive reasonable accommodation, and is therefore unable, for a period of six consecutive months or for an aggregate of twelve months in any twenty-four consecutive month period, to perform Executive’s duties. The period of six months shall be deemed continuous unless Executive returns to work for a period of at least 30 consecutive days during such period and performs during such period at the level and competence that existed prior to the beginning of the six-month period. Such incapacity is hereinafter referred to as “Disability”. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third qualified independent physician who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement and any other agreement between the Company and Executive that incorporates the definition of “Disability”.

(ii) Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive the Accrued Rights.

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 7(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c) By the Company without Cause or Resignation by Executive as a result of Constructive Termination.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive as a result of a Constructive Termination.

(ii) For purposes of this Agreement, a “Constructive Termination” shall be deemed to have occurred upon (A) the failure of the Company or its subsidiaries to pay or cause to be paid Executive’s Base Salary, Annual Bonus (if any) or reimbursable expenses when due hereunder; (B) a reduction in Executive’s Base Salary or Target Annual Bonus, except as provided in Sections 2(c), 3(a) or 3(b); (C) any substantial and sustained diminution in Executive’s authority or responsibilities as of the Effective Date (other than a diminution pursuant to Section 2(c)) or (D) any material breach by the Company or its subsidiaries of any material agreement with Executive; provided that none of these events shall constitute Constructive Termination unless the Company fails to cure such event within 30 days after receipt from Executive of written notice specifying in reasonable detail the event which constitutes Constructive Termination; provided, further, that “Constructive Termination” shall cease to exist for an event on the 90th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

(iii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns as a result of a Constructive Termination, Executive shall be entitled to receive:

(A) the Accrued Rights;

(B) a pro rata portion of an Annual Bonus (if otherwise payable in accordance with Section 3(b)), payable within 30 days after annual bonuses in respect of the year of termination are generally paid to senior executives of the Company, based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment; and

(C) continued coverage under the Company’s group health plans until the earlier of (i) twelve months from Executive’s date of termination of employment with the Company and (ii) the date such Executive is or becomes eligible for comparable coverage under health plans of another employer.

Amounts payable to Executive under subparagraphs (B) and (C), above, are subject to Executive providing a release of all claims to the Company in the form attached hereto as Exhibit B (with any changes necessary to comply with applicable law and/or make the release legally enforceable in the judgment of the Company). Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation as a result of a Constructive Termination, except as set forth in this Section 7(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Expiration of Employment Term.

(i) Election Not to Extend the Employment Term. In the event either party elects not to extend the Employment Term pursuant to Section 1, unless Executive’s employment is terminated pursuant to paragraphs (a), (b) or (c) of this Section 7, Executive’s termination of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date and Executive shall be entitled to receive the Accrued Rights and the payment described in Section 7(c)(iii)(B) of this Agreement. Following such termination of Executive’s employment hereunder as a result of either party’s election not to extend the Employment Term, except as set forth in this Section 7(d)(i) and subject to the provisions of paragraphs (a), (b) or (c) of this Section 7 as may apply, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(ii) Continued Employment Beyond the Expiration of the Employment Term. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or the Company; provided, that the provisions of Sections 8, 9 and 10 of this Agreement, and any accrued and vested rights of Executive as of the last day of the Employment Term, shall survive any termination of this Agreement or Executive’s termination of employment hereunder.

(e) Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by Notice of Termination to the other party hereto in accordance with Section 11(i) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a Notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

(f) Board/Committee Resignation. Unless the parties hereto enter into the Services Agreement, upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s affiliates.

8. Non-Competition.

(a) Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(i) During the Employment Term and, for a period of twelve months following the date Executive ceases to be employed by the Company (the “Non-Compete Restricted Period”), (A) Executive shall not, directly or indirectly, enter the employ of, or render any services to, any person, firm or corporation engaged in any business that competes with a material line of business of the Company, Holdings or their subsidiaries (subject to the following proviso, the “Business”) at any time; provided that for periods after the date of Executive’s termination of employment, “material line of business” will be determined as of the date of Executive’s termination of employment; (B) Executive shall not engage in the Business on Executive’s own account; (C) Executive shall not invest in any such Business, directly or indirectly, as an individual, partner, shareholder, principal, member, trustee or similar capacity and (D) Executive shall not solicit or assist in soliciting in competition with Company in the Business, the business of any then current or prospective client or former customer with whom Executive (or his direct reports) had personal contact or dealings on behalf of the Company; provided, however, that nothing contained in this Section 8(a) shall be deemed to prohibit (i) Executive’s involvement in any capacity in any health plan, health insurance business or health care financing business, (ii) Executive from acquiring, solely as an investment, up to five percent (5%) of the outstanding shares of capital stock of any public corporation or (iii) Executive’s passive investments in existence as of the date hereof.

(b) During the Employment Term and, for a period of twenty-four months following the date Executive ceases to be employed by the Company (the “Non-Solicit Restricted Period”), Executive shall not, directly or indirectly:

(i) solicit or encourage any manager or executive of the Company to leave the employment or engagement of the Company; or

(ii) hire any manager or executive of the Company who was employed by the Company as of the date of Executive’s termination of employment with the Company or who left the employment of the Company coincident with, or within one year prior to, the termination of Executive’s employment with the Company.

provided, however, that the foregoing clause (i) shall not preclude Executive from (A) making good faith generalized solicitations for employees through advertisements or search firms and hiring any persons through such solicitations if Executive was not aware of such person’s prior employment with the Company; provided, that Executive does not encourage or advise such firm to approach any such employee and such searches are not targeted or focused on the Company’s employees, or (B) responding to or hiring any employee of the Company who contacts Executive at his or her own initiative without any prior direct or indirect encouragement or solicitation from Executive if Executive was not aware of such person’s prior employment with the Company.

(c) If Executive commits a breach, or threatens to commit a breach, of any of the provisions of this Section 8, the Company shall have the following rights and remedies:

(i) the right and remedy to have the provisions of this Section 8 specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and

(ii) the right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by Executive as the result of any transactions constituting a breach of any of the provisions of this Section 8, and Executive hereby agrees to account for and pay over such Benefits to the Company.

Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

(d) If any of the covenants contained in this Section 8 or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

(e) If any of the covenants contained in this Section 8, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, said provision shall then be enforceable.

(f) The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in this Section 8 upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other states within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being for this purpose severable into diverse and independent covenants.

(g) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction, that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(h) The period of time during which the provisions of this Section 8 shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

9. Confidentiality.

(a) In view of the fact that Executive’s work for the Company brings Executive into close contact with many confidential affairs of the Company not readily available to the public, and plans for further developments, Executive agrees:

(i) to keep and retain in the strictest confidence all confidential matters of the Company, including, without limitation, “know how,” trade secrets, customer lists, pricing policies, operational methods, technical processes, formulae, inventions and research projects, and other business affairs of the Company, learned by Executive heretofore or hereafter, and not to disclose them to anyone outside of the Company or its representatives, agents or advisors, either during or after Executive’s employment with the Company, except as required by applicable law , in the course of performing Executive’s duties hereunder or with the Company’s express consent; and

(ii) to deliver promptly to the Company on termination of Executive’s employment by the Company, or at any time the Company may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the Company’s business and all property associated therewith, which Executive may then possess or have under Executive’s control;

provided that the foregoing shall not apply to information that was or becomes generally available to the public prior to, and other than as a result of, disclosure by Executive.

10. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 8 or 9 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

11. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof that would direct the application of the laws of any other jurisdiction.

(b) Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. In the event of any inconsistency between this Agreement and any other plan, program, practice or agreement of which Executive is a participant or a party, this Agreement shall control unless such other plan, program, practice or agreement specifically refers to the provisions of this sentence.

(c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e) Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(f) Set Off; No Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and such payments shall not be reduced by any compensation or benefits received from any subsequent employer or other endeavor except as provided at Section 7(c)(iii)(C)(ii).

(g) Compliance with Code Section 409A. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding anything contained herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code); (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax; and (iii) Executive shall not be considered to have terminated employment for purposes of this Agreement and no payments shall be due to Executive under this Agreement which are payable upon termination of employment unless Executive would be considered to have incurred a “separation from service” within the meaning of Section 409A. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 11(g); provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to thereto.

(h) Successors; Binding Agreement. No party may assign any of its or his rights or delegate any of its or his duties under this Agreement without the consent of the others and any attempted assignment in violation of this provision shall be void. Subject to the foregoing limitations, this Agreement shall be binding upon and inure to the benefit of the successors-in-interest and permitted assigns of the parties hereto.

(i) Notice. All notices and other communications required or permitted under this Agreement shall be made in writing and shall be deemed given if delivered personally, sent by registered or certified mail (e.g., the equivalent of U.S. registered mail), return receipt requested, postage prepaid, or sent by nationally recognized overnight courier service, addressed as follows:

If to the Company or Holdings:

Apria Healthcare Group Inc.

26220 Enterprise Court

Lake Forest, California 92630

Attention: General Counsel

with a copy which shall not constitute Notice to:

The Blackstone Group

345 Park Avenue

New York, New York 10154

Attention: Neil P. Simpkins

with a copy which shall not constitute Notice to:

Simpson Thacher & Bartlett LLP

425 Lexington Ave.

New York, NY 10017

Attention: Gregory Grogan

If to the Executive:

Norman C. Payson

NCP, Inc.,

with a copy which shall not constitute notice to:

Skadden Arps Slate Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention:    Paul T. Schnell

                    Neil P. Stronski

(j) Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

(k) Prior Agreements. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates.

(l) Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment with the Company and its affiliates. This provision shall survive any termination of this Agreement.

(m) Attorney’s Fees. The Company shall pay the reasonable documented legal fees and disbursements (not to exceed $50,000) incurred by Executive for one counsel in connection with the negotiation and preparation of the documentation of this Agreement, the subscription agreements, the limited liability company agreement, the securityholders agreement and other agreements entered into between Executive and the Company, Holding and their affiliates.

(n) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(o) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature Page Follows this Page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the day and year first above written.

/s/ Norman C. Payson
Norman C. Payson

SKY ACQUISITION LLC

By:	/s/ Robert S. Holocombe
	Name:	Robert S. Holocombe
	Title:	Executive Vice President, General Counsel and Secretary

APRIA HEALTHCARE GROUP INC.

By:	/s/ Robert S. Holocombe
	Name:	Robert S. Holocombe
	Title:	Executive Vice President, General Counsel and Secretary

BP HEALTHCARE HOLDINGS LLC

By:	/s/ Neil P. Simpkins
	Name:	Neil P. Simpkins
	Title:	President

APPENDIX A

Performance as percentage of EBITDA target	Annual Bonus earned as percentage of Base Salary
90% or less	0%
100%	100%
120% or greater	200%

*	Increasing in linear progression (as calculated by the Board) from 0% to 100% of Target Annual Bonus for EBITDA target achieved between 90% and 100% and from 100% to 200% of Target Annual Bonus for EBITDA target between 100% and 120% or greater. The EBITDA target for 2009 shall be set at the “Bank Case” level.

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EXHIBIT A

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”), is dated as of                      , 20    , by and between BP Healthcare Holdings LLC, a Delaware limited liability company (“BP Healthcare”), Sky Acquisition LLC, a Delaware limited liability company (“Holdings”), Apria Healthcare Group Inc., a Delaware corporation (the “Company”), and Norman C. Payson (“Payson”).

WHEREAS, BP Healthcare, Holdings and the Company desires to engage the services of Payson upon the terms and subject to the conditions hereinafter set forth, and Payson desires to accept such engagement;

NOW, THEREFORE, for and in consideration of the premises, the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Effective Date, Titles, Duties.

(a) Effective Date. This Agreement is effective as of                      , 20     (the “Effective Date”).

(b) Company Executive Chairman. Subject to the terms and conditions of this Agreement, Payson agrees to serve as the Executive Chairman of the board of directors (the “Company Board”) of the Company during the Term. As Executive Chairman of the Company Board, Payson shall provide reasonable and customary services commensurate with such title, although the Company Board and Payson will consider mutually acceptable reductions in his time commitments in the third and fourth years of the Term. Payson’s principal office will be located in New Hampshire.

(c) Holdings Chairman. Subject to the terms and conditions of this Agreement, Payson agrees to serve as the Chairman of the board of directors of Holdings (the “Holdings Board”) during the Term (it being understood that no compensation shall be payable to Payson for such services pursuant to this Agreement). As Chairman of the Holdings Board, Payson shall provide reasonable and customary services commensurate with such title.

(d) Senior Advisor. Subject to the terms and conditions of this Agreement, Payson agrees to serve as a Senior Advisor to BP Healthcare during the Term (it being understood that no compensation shall be payable to Payson for such services pursuant to this Agreement). As Senior Advisor, Payson shall provide reasonable and customary services commensurate with such title.

2. Compensation and Other Benefits.

(a) Fee. During the Term, Payson shall receive $500,000 per year from the Company, payable in regular installments consistent with the Company’s payroll procedures for senior executives (the “Fee”). The Fee shall be payable solely in respect of Payson’s services to the Company.

(b) Benefits. Except as otherwise expressly agreed in writing, Payson shall not be entitled to participate in any employee benefit plans of BP Healthcare, Holdings, the Company or their respective affiliates.

(c) Expenses. During the Term, Payson shall be entitled to be reimbursed for reasonable and customary business expenses incurred in connection with the performance of services hereunder, including expenditures for his private airplane operating expenses, business travel, lodgings and meals (“Business Expenses”). For the avoidance of doubt, the reimbursement for private airplane operating expenses shall not exceed $1.55 million annually. The Company shall reimburse Payson for all Business Expenses upon presentation by Payson, from time to time, of appropriately itemized accounts of such expenditures. Payson shall provide such itemized accounts within sixty (60) days after the expense is incurred and the Company shall reimburse Payson within thirty (30) days after receipt of such account.

3. Term.

(a) Length. The term of this Agreement shall begin on the Effective Date and shall continue until October 28, 2012 (the “Term”). The Term may be extended by mutual written agreement of the parties hereto entered into before the expiration of the Term.

(b) Termination. The Company, Holdings and BP Healthcare, acting together, may terminate the Term with respect to all (but not less than all) services being provided to it upon thirty (30) days’ prior written notice to Payson (provided that Payson may be relieved of his duties, authority and responsibility during the 30-day period, at the election of the Company, Holdings and BP Healthcare, acting together). Payson may terminate the Term with respect to all (but not less than all) services provided to the Company, Holdings and BP Healthcare upon thirty (30) days’ prior written notice to the Company.

(c) Further Rights. Except as otherwise expressly agreed in writing (including the subscription agreements entered into between Payson and BP Healthcare), upon the expiration or termination of the Term for any reason, Payson shall have no further rights to any compensation or any other benefits under this Agreement or under any employee benefit plan of the Company, Holdings or BP Healthcare (excluding any unpaid portion of the Fee, unreimbursed expenses or other amounts owed to Payson, in each case, attributable to periods prior to expiration or termination of the Term for any reason). Upon the expiration or termination of the Term for any reason, Payson agrees to resign, as of the date of such expiration or termination and to the extent applicable, from the board of directors (and any committees thereof) of any of the Company, Holdings or BP Healthcare or their respective affiliates.

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4. Restrictive Covenants. Payson acknowledges and affirms the “Restrictive Covenants” contained in the subscription agreements entered into between Payson and BP Healthcare.

5. Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

6. Entire Agreement. The provisions contained herein constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede any and all prior agreements, understandings and communications between the parties, oral or written, with respect to such subject matter.

7. Modifications. Any waiver, alteration, amendment or modification of any provisions of this Agreement shall not be valid unless in writing and signed by each party hereto.

8. Assignment; Binding Effect. No party may assign any of its or his rights or delegate any of its or his duties under this Agreement without the consent of the others and any attempted assignment in violation of this provision shall be void. Subject to the foregoing limitations, this Agreement shall be binding upon and inure to the benefit of the successors-in-interest and permitted assigns of the parties hereto.

9. Notice. All notices and other communications required or permitted under this Agreement shall be made in writing and shall be deemed given if delivered personally, sent by registered or certified mail (e.g., the equivalent of U.S. registered mail), return receipt requested, postage prepaid, or sent by nationally recognized overnight courier service, addressed as follows:

If to the Company, Holdings or BP Healthcare:

Apria Healthcare Group Inc.

26220 Enterprise Court

Lake Forest, California 92630

Attention: General Counsel

with a copy (which shall not constitute notice) to:

The Blackstone Group, L.P.

345 Park Avenue

New York, New York 10154

Attention: Neil P. Simpkins

and

Simpson Thacher & Bartlett LLP

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425 Lexington Avenue

New York, New York 10017

Attention: Gregory Grogan

If to Payson:

Norman C. Payson

with a copy (which shall not constitute notice) to:

Skadden Arps Slate Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention:     Paul T. Schnell

                      Neil P. Stronski

or to such other addresses as a party shall designate in the manner provided in this Section 9. Any notice or other communication shall be deemed given (a) on the date three (3) business days after it shall have been mailed, if sent by certified mail, (b) on the date one (1) business day after it shall have been given to a nationally-recognized overnight courier service or (c) upon the electronic confirmation of facsimile.

10. Choice of Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to conflicts of laws principles thereof.

11. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), which shall, collectively and separately, constitute one agreement.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

Norman C. Payson

SKY ACQUISITION LLC

By:
Name:
Title:

BP HEALTHCARE HOLDINGS LLC

By:
Name:
Title:

APRIA HEALTHCARE GROUP INC.

By:
Name:
Title:

EXHIBIT B

RELEASE OF CLAIMS

This Release of Claims is entered into by Norman C. Payson (“Executive”).

WHEREAS, Executive and Apria Healthcare Group Inc. with offices at                      (the “Company”) entered into an Employment Agreement (the “Employment Agreement”) dated November 21, 2008 that provides Executive certain payments and other benefits in the event of an involuntary termination of Executive’s employment without Cause or Executive’s resignation of employment due to a Constructive Termination (each term as defined under the Employment Agreement);

WHEREAS, Executive’s employment has so terminated; and

WHEREAS, pursuant to Section 7(c)(iii) of the Employment Agreement, a condition of Executive’s entitlement to certain payments and other benefits thereunder is his agreement to this Release of Claims.

NOW, THEREFORE, in consideration of the payments and other benefits provided under Section 7(c)(iii)(B) and (C)) of the Employment Agreement, Executive agrees as follows:

1. Executive, for himself and his heirs, executors and administrators, hereby fully and finally waives, discharges and releases the Company, including each of the Company’s past, current and future parents, subsidiaries, and affiliates, and its and their shareholders, members, directors, officers, and employees (“Released Parties”), from any and all claims relating to his employment with the Company or his termination therefrom, whether now known or later discovered, which he or anyone acting on his behalf might otherwise have had or asserted, including, but not limited to, any express or implied contract of employment claims, any tort claims, claims under Title VII of the Civil Rights Act of 1964, as amended, the Family and Medical Leave Act of 1993, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, as amended, Americans with Disabilities Act of 1991, as amended, the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Notification Act, the laws, including the labor laws of any state, including the State of Florida, and all claims under related common law, statutes, and executive orders at the federal, state and local levels of government, and any claims to any benefits from employment with the Company, including, but not limited to, claims for salary, bonuses, unvested stock options, severance pay, vacation pay or any benefits under the Employee Retirement Income Security Act of 1974, as amended, other than: (i) those benefits set forth enumerated in Section 7(c)(iii) of the Employment Agreement, (ii) all rights and benefits as a member of the Company or as the holder of any equity security or any other equity interest in the Company, and (iii) any claims for accrued and vested benefits under any of the Company’s employee retirement and welfare benefit plans in which Executive participated immediately prior to the date of termination of his employment. In addition, Executive represents that no incident has occurred during his employment with the Company that could form the basis for any claim by him against the Company under the worker’s compensation laws of any jurisdiction. For the avoidance of

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doubt, the foregoing does not constitute a release of any claims of Executive in respect of his direct and indirect holdings of equity in the Company and its affiliates or any other claims of Executive under any other written agreement that is not related to Executive’s employment and is between Executive or any of his affiliates and the Company and any of its affiliates.

2. Executive represents that he has not brought any charges, claims, demands, suits or actions, known or unknown, in any forum, against the Released Parties related to his employment or his termination (excluding any claims of Executive in respect of his direct and indirect holdings of equity in the Company and its affiliates or any other claims of Executive under any other written agreement that is not related to Executive’s employment and is between Executive or any of his affiliates and the Company and any of its affiliates); provided, however, that Executive shall not be prevented from enforcing any rights he may have under and the terms of this Release of Claims or in respect of any claims of Executive in respect of his direct and indirect holdings of equity in the Company and its affiliates or any other claims of Executive under any other written agreement that is not related to Executive’s employment and is between Executive or any of his affiliates and the Company and any of its affiliates.

3. Executive acknowledges that he is subject to a confidentiality covenant pursuant to Section 9 of the Employment Agreement and a noncompetition and non-solicitation covenant pursuant to Section 8 of the Employment Agreement and hereby reaffirms his obligations thereunder.

4. EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED, IN WRITING, TO CONSULT WITH AN ATTORNEY OF HIS CHOICE PRIOR TO SIGNING THIS AGREEMENT AND THAT HE HAS SIGNED THIS AGREEMENT KNOWINGLY, VOLUNTARILY, AND FREELY, AND WITH SUCH COUNSEL AS HE DEEMED APPROPRIATE. IN ADDITION, EMPLOYEE ACKNOWLEDGES THAT HE HAS BEEN PROVIDED WITH A PERIOD OF UP TO TWENTY-ONE (21) DAYS IN WHICH TO CONSIDER WHETHER OR NOT TO ENTER INTO THIS RELEASE. FURTHER, EMPLOYEE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF HIS RIGHT TO REVOKE THIS AGREEMENT DURING THE SEVEN (7) DAY PERIOD FOLLOWING EXECUTION HEREOF, AND THAT THE AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED.

5. Nothing contained herein shall be construed as an admission by the Company of any liability of any kind to Executive, all such liability being expressly denied except for obligations of the Company imposed by the Employment Agreement which survive pursuant to this Release of Claims.

Norman C. Payson

Date:	, 20

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